Exhibit 10.6

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Principal Amount: US$800,000.00	Issue Date: September 4, 2024

PROMISSORY NOTE

FOR VALUE RECEIVED, SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY, an Ireland public limited company (hereinafter called the “Borrower”) and SECURITY MATTERS PTY LTD. (“SML” or the “Obligor”) a private wholly-owned subsidiary of the Borrower, incorporated under the laws of Australia, hereby promise to pay to the order of PMB PARTNERS, LP, a Canadian limited partnership or registered assigns (the “Holder”) the sum of Eight Hundred Thousand United States Dollars (US$800,000.00) together with interest (the “Interest”) on the principal balance hereof, on December 31st, 2024 (the “Maturity Date”), in the amount of fifteen percent (15%) (the “Ordinary Interest Rate”) per calendar year from the date hereof (the “Issue Date”) and as may be set forth herein, and in event of default, the amount of twenty percent (20%) (the “Penalty Interest Rate”). This Note may be prepaid in whole or in part without penalty provided the payments to the Holder hereunder are of at least US$10,000.00 or its multiples. All payments due hereunder (to the extent not converted into up to 76,190 ordinary shares (originally 5,714,285 before taking into account the Corporation’s 75:1 reverse stock split), $0.165 par value per share (the “Ordinary Shares”) in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in a certain Letter of Intent dated July 10, 2024, pursuant to which this Note was originally issued (the “Letter of Intent”).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the Holder thereof.

The following terms shall apply to this Note:

Article I. CERTAIN COVENANTS

1.1 Repayment Upon Debt Incurrence or Equity Raise. Upon any raising of debt or equity in an amount equal to or in excess US$10,000,000.00 in the aggregate, in one or more occasions from the date hereof, the Borrower will repay this Note, in principal plus interest, from the proceeds.

1.2 Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

1.3 Definitive Agreements. Borrower undertakes to comply with all its obligations and covenants under the Definitive Agreements, as defined in the Letter of Intent.

1.4 Payment Guarantee. The Borrower and the Obligor (collectively, the “Responsible Entities”) shall jointly, severally, absolutely, unconditionally and irrevocably guarantee for the benefit of the Holder, at any time and from time to time, full payment (including any related interest and taxes thereunder) of all amounts that any of the Responsible Entities is or shall become obligated to pay, or be responsible or liable for, in accordance with the terms and conditions under this Note, in favor of the Holder, including any and all amounts arising from the failure of any Responsible Entity to carry out or satisfy any representation, warranty, covenant or obligation under this Note, or any Liability by reason of any of the above not being or ceasing to be valid, legal or enforceable as aforesaid on any grounds whether known or unknown to the Holder (including all reasonable legal and other costs and expenses incurred by the Holder in connection with enforcing, or attempting to enforce, its rights under this Note (the “Guaranteed Obligations”); provided, however, that in no event shall the Holder be able to obtain duplicative payment or recovery for the same claim from Responsible Entities.

(a) This guarantee is a guaranty of payment and not of collection. If any Responsible Entity fails to timely pay any Guaranteed Obligation, in whole or in part, pursuant to the terms and conditions under this Note, then the other Responsible Entity shall, within thirty (30) Business Days of receipt of a Valid Demand by the Holder, make the payment for any such Guaranteed Obligations, or otherwise cause the same to be paid, whether or not the Holder has attempted to enforce any rights against the Responsible Entities or any other Person. All payments shall be made by wire transfer of immediately available funds to the account provided by the Holder for such purpose in the Valid Demand.

(b) Principal Debtors. The obligations and liabilities of the Responsible Entities with regards to the Guaranteed Obligations under Section 1.4 will be primary, direct, independent and immediate obligations and shall in no way be affected, limited, reduced, impaired, modified, released or terminated, and may be enforced against the Responsible Entities irrespective of:

(i) any present or future guarantee, indemnity, mortgage, charge or other security or right or remedy held by or available to the Holder being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Holder from time to time dealing with, varying, realizing, releasing or failing to perfect or enforce any of the same;

(ii) any voluntary or involuntary change, restructuring or termination of the corporate structure or existence of, or the bankruptcy, insolvency, dissolution, reorganization, moratorium, liquidation or similar proceeding involving the Borrower and/or the Obligor;

(iii) any change in the organizational documents of any Responsible Entity; or

(iv) any other event or circumstance (with or without notice to or knowledge of the Borrower or the Obligor) which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, whether similar or dissimilar to any of the foregoing.

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(c) Additional Obligations. As an original and independent obligation, if this Note or any provision hereof, or any representation, warranty, covenant, obligation or liability of the Borrower under this Note, is not, or ceases to be, legal, valid, or enforceable on any ground whatsoever (whether or not known to the Holder), including, but not limited to, any defect in or want of powers of any Responsible Entity or irregular exercise thereof or lack of authority by any person apparently authorized to act on behalf of the Responsible Entities, or any legal or other limitation, disability or incapacity affecting directly or indirectly, any Responsible Entity, or this Note, or any such representation, warranty, covenant, obligation or liability thereunder expressed to be assumed or owed by any Responsible Entity, being or becoming void, voidable, unenforceable, invalid, rescinded, declared fraudulent, set aside or ineffective against such Responsible Entity, the other Responsible Entities, to the extent practicable, shall nevertheless be liable in respect of that purported representation, warranty, covenant, obligation or liability as if the same were fully legal, valid and enforceable subject to the terms of this Section 1.4.

(d) Valid Demand. The Responsible Entities shall only be liable to pay under this Section 1.4 if they receive from the Holder a demand in writing accompanied with an statement setting out with reasonable detail to the extent information is available the payment obligation which the Borrower has defaulted under this Note and a good faith calculation of the amount owing by such Responsible Entity and under demand, and delivered or sent pursuant to Section 4.2 (a “Valid Demand”); provided that such information may be updated or adjusted by the Holder from time to time.

Article II. EVENTS OF DEFAULT

2.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note: any default in the payment of (1) the principal amount hereunder when due and payable; (2) interest on, or liquidated damages in respect of, this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise); (3) Borrower’s dissolution or termination of existence, or discontinuance of a material portion of such entity’s business operations; (4) the appointment of a receiver for any material part or all of the property of such entity; (5) an assignment for the benefit of creditors by the Borrower; (6) the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Borrower, which results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more; and (7) material breach of any representations and/or covenants in this Note that are not cured within thirty (30) days.

2.2 Upon the occurrence and during the continuation of any Event of Default, the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, the then outstanding principal amount of this Note plus accrued and unpaid Ordinary Interest on the unpaid principal amount of this Note to the date of payment (the “Mandatory Prepayment Date”) (all collectively known as the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

2.3 If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then the Default Interest will begin to accrue until the full and complete payment of the Default Amount, and the Holder shall have the right at any time, to convert the balance owed pursuant to the note including the Default Amount into Ordinary Shares of the Borrower at the Conversion Price (as defined below).

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Article III. CONVERSION RIGHTS

3.1 Conversion Right. The Borrower shall have the right to convert all or any part of the outstanding and unpaid amount of this Note into fully paid and non-assessable Ordinary Shares, as such Ordinary Shares exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Ordinary Shares shall hereafter be changed or reclassified at the conversion price determined as provided herein (a “Conversion”); provided, however, that in no event shall the Borrower be entitled to convert any portion of this Note if such conversion would result in beneficial ownership by the Holder and its affiliates of more than 19.7% of the total of all votes capable of being cast in a general meeting of the Borrower at any time when conversion is intended to be exercised, beneficial ownership being calculated as the sum of (1) the number of Ordinary Shares beneficially owned by the Holder and its affiliates (other than shares of Ordinary Shares which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of Ordinary Shares issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made. The beneficial ownership limitations on conversion as set forth in the section may NOT be waived by the Holder. The number of Ordinary Shares to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion (the “Notice of Conversion”), delivered to the Holder by the Borrower in accordance with Section 4.2 below. The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of the principal amount of this Note to be converted in such conversion plus accrued and unpaid interest on such principal amount to the Conversion Date. Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth herein, the Borrower shall not issue a number of Ordinary Shares under this Note, which when aggregated with all other securities that are required to be aggregated for purposes of Rule 5635(d) of the Nasdaq Listing Rules, would exceed 19.99% of the Ordinary Shares outstanding as of the date of definitive agreement with respect to the first of such aggregated transactions.

3.2 Conversion Price. The conversion price (the “Conversion Price”) shall mean a price per share of US$10.5 (subject to equitable adjustments by the Borrower relating to the Borrower’s securities, combinations, recapitalization, reclassifications, splits, consolidations, extraordinary distributions and similar events).

3.3 Authorized Shares. The Borrower covenants that during the period that the Note is outstanding, the Borrower will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares, free from preemptive rights, to provide for the issuance of Ordinary Shares upon the full conversion of this Note (the “Reserved Amount”). The Reserved Amount shall be increased from time to time in accordance with the Borrower’s obligations hereunder. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of Ordinary Shares into which the Note shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Ordinary Shares authorized and reserved, free from preemptive rights, for conversion of the outstanding Note. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Ordinary Shares in accordance with the terms and conditions of this Note.

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3.4 Method of Conversion.

(a) Mechanics of Conversion. As set forth in Section 3.4 hereof, at any time provided the Borrower has not incurred an Event of Default pursuant to this Note, the balance due pursuant to this Note may be converted by the Borrower in whole or in part at any time from time to time, by submitting to the Holder a Notice of Conversion.

(b) Notice of Conversion. The Notice of Conversion shall be submitted by Borrower to the Holder (by e-mail or other reasonable means of communication dispatched on the Conversion Date) and shall include (1) a Book Entry Account Statement issued by the Borrower with the number of Ordinary Shares issued in favor of the Holder, and (2) a Secretary Certificate that the total shareholdings of the Holder will not cause Holder to hold shares conferring in excess of 19.7% of the total of all votes capable of being cast in a general meeting of the Borrower after giving proforma compliance to the requested Conversion.

(c) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted. The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion.

(d) Delivery of Ordinary Shares Upon Conversion. Upon receipt by the Borrower from the Holder of an e-mail (or other reasonable means of communication) of the acceptance of a Notice of Conversion meeting the requirements for conversion as provided in this Article III (which acceptance shall be required by the Holder if the Borrower is not in an Event of Default), the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates (or evidence of book entry) for the Ordinary Shares issuable upon such conversion within three (3) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof. Upon receipt by the Borrower of the Holder’s acceptance of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Ordinary Shares issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Ordinary Shares or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given an acceptance of a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates (or evidence of book entry) for Ordinary Shares shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the Holder, or any setoff, counterclaim, recoupment, limitation or termination, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion.

(e) Delivery of Ordinary Shares by Electronic Transfer. In lieu of delivering physical certificates representing the Ordinary Shares issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions set forth herein, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Ordinary Shares issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian (“DWAC”) system.

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3.5 Concerning the Shares. The Ordinary Shares issuable upon conversion of this Note may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Holder who agrees to sell or otherwise transfer the shares only in accordance with this Section 3.5 and who is an Accredited Investor (as defined below).

Any restrictive legend on certificates representing Ordinary Shares issuable upon conversion of this Note shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if the Borrower or its transfer agent shall have received an opinion of counsel from Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Ordinary Shares may be made without registration under the Act, which opinion if reasonable shall be accepted by the Borrower so that the sale or transfer is effected; or (ii) in the case of the Ordinary Shares issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act; or otherwise may be sold pursuant to an exemption from registration. In the event that the Borrower does not reasonably accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration (such as Rule 144), it will be considered an Event of Default pursuant to this Note.

3.6 Effect of Certain Events.

(a) Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall be deemed to be an Event of Default (as defined in Article II) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in such Article II). “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Note, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which Ordinary Shares of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the Ordinary Shares immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not affect any transaction described in this Section 3.6(b) unless (a) it first gives, to the extent practicable, ten (10) days prior written notice (but in any event at least five (5) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Note. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

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Article IV. Miscellaneous

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or electronic mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Mespil Business Centre, Mespil House, Sussex Road

Dublin 4, Ireland, D04 T4A6

Attn: Haggai Alon, Chief Executive Officer

Email: haggai@securitymattersltd.com

If to the Holder:

PMB Partners, LP

22 Adelaide Street West, Suite 3400

Toronto, Ontario, Canada, M5H 4E3.

Attention: Alberto Morales

Email: amorales@centriumx.com

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With a copy (which is not deemed notice but without which notice is not deemed to have been given) by email only to :

Melissa Terui mterui@centriumx.com

and

Miriam Diaz de Leon: mdiaz@centriumx.com

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities and Exchange Commission; “Accredited Investor”). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement; and may be assigned by the Holder without the consent of the Borrower.

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the federal or state courts located in the County, City and State of New York. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any objection or defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof or any agreement delivered in connection herewith. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, Borrower and Obligor have caused this Note to be signed in their name by its duly authorized officer on the Issue Date set forth above.

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

SECURITY MATTERS PTY LTD.

By:	/s/ Haggai Alon
Name:
Title:

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